Exhibit (h)(2): Amendment to Fund Accounting, Dividend Disbursing & Transfer
  --------------               Agent, and Administration Agreement

                          AMENDMENT TO FUND ACCOUNTING,
                      DIVIDEND DISBURSING & TRANSFER AGENT
                          AND ADMINISTRATION AGREEMENT

THIS AMENDMENT, made and entered into effective as of the 1st day of October, 1995, by and between CAPITAL MANAGEMENT INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), and THE NOTTINGHAM COMPANY, INC., a North Carolina corporation (the "Administrator").

WHEREAS, the parties have previously entered into that certain Amended and Restated Fund Accounting, Dividend Disbursing & Transfer Agent and Administration Agreement dated January 26, 1995 with respect to all series of the Trust (the "Agreement").

WHEREAS, the parties desire amend Exhibit C thereof, all as provided herein.

NOW THEREFORE, the Trust and the Administrator do mutually promise and agree as follows:

         1. Amendments. The Agreement is hereby amended by deleting Exhibit C thereof and substituting in lieu thereof a new Exhibit C in the form attached hereto.

         2. Ratification. Except as continued and provided above, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized officers on the date first above written.




ATTEST:                                      CAPITAL MANAGEMENT INVESTMENT TRUST

 /s/ C. Lennis Koontz, II                    By:   /s/ D.V. Shields
_____________________________                     ____________________________
 (Seal)



ATTEST:                                      THE NOTTINGHAM COMPANY, INC.

 /s/ Betty R. Smith                          By:   /s/ Frank P. Meadows, III
_____________________________                     ____________________________
 (Seal)

                                    Exhibit C
                                    ---------

                      ADMINISTRATOR'S COMPENSATION SCHEDULE

For the services delineated in the FUND ACCOUNTING, DIVIDEND DISBURSING & TRANSFER AGENT AND ADMINISTRATION AGREEMENT, the Administrator shall be compensated monthly, as of the last day of each month, within five business days of the month end, a base fee plus a fee based upon net assets according to the following schedule. The fee is calculated based upon the average daily net assets of each Fund:

Base Fee:         $2,000 per month
--------

Class Fee:        $750 per month for each additional
---------

         Equity and Balanced Funds
                                                     Annual
     Net Assets                                       Fee
     ----------                                      ------
On the first $50 million                              0.20%
On the next $50 million                               0.175%
On all assets over $100 million                       0.15%

         Fixed Income Funds
                                                     Annual
     Net Assets                                       Fee
     ----------                                      ------
On all assets                                         0.15%


Blue Sky Administration
-----------------------

$100 per fund per state registration per year

Shareholder Fee
---------------

$9.00 per shareholder per year

Minimum fee per year
--------------------

Minimum fee of $3,000 per Fund of the Trust per month for all fees taken in the aggregate as outlined above, analyzed monthly.

Securities Pricing
------------------

$0.20    per equity security per pricing day
$0.20 per corporate bond, government bond,medium-term bond or mortgage backed security per pricing day
$0.40    per CMO or asset backed securities per pricing day
$0.40    per municipal security per pricing day
$2.00    per equity per month for corporate action coverage